Exhibit 10.1

[GRAPHIC OMITTED] ELECTRONIC SENSOR TECHNOLOGY       1077 Business Center Circle
                                                     Newbury Park, CA 91320
                                                     Tel (805) 480-1994
                                                     FAX (805) 480-1984
March 26, 2007                                       www.estcal.com

Barry S. Howe
34 Christopher Lane
Sudbury, MA 01776

Dear Barry:

RE: OFFER LETTER OF EMPLOYMENT

Electronic Sensor Technology (the "Company" and "EST") is pleased to confirm your employment on the following terms:

1. Position:             You will serve in the full time position as Chief
                         Operating Officer (COO). You will report directly to the President and CEO for a trial period of 3 months. After this period, you will be evaluated by the Company's Board of Directors and considered for the position of Chief Executive Officer (CEO).
                         If you are appointed as the CEO, you will be nominated for a seat on the Board of Directors.
                         Your employment will commence on your first day of work.

2. Salary:               $150,000 per year which will be reviewed upon
                         appointment as the CEO. As a member of the management team, you are eligible to participate in EST performance bonus plan.

3. Stock Options:        An option to acquire 1.0 million shares of common
                         stock upon completion of the three-month trial period and appointment by the Board of Directors as the CEO. 100,000 options will be vested on the date of grant and the remaining 900,000 options will be vested in installments of 25% per year on each anniversary date of hire.

4. Vacation:             Three weeks, with accrual based on EST's company
                         policy for full-time salaried employees. Paid time off cannot be used until completion of 180 calendar days after the start of your employment.

                         In addition, you are entitled to eight (8) company paid holidays, 5 days off for personal time, and up to 5 days for bereavement. The company also has a compensatory time program.

5. Termination:          If terminated by the Company without cause,
                         termination pay will be zero for the first 3 months of employment, and then will increase to .33 month's salary per month of employment to a maximum of six (6) months. The termination payable may be paid incrementally or in a lump sum at the Company's option. Option vesting will be advanced
                         3 months in the event of termination without cause.

6. Relocation:           The Company will pay $25,000 to cover your moving
                         expenses.

                         For the first three months, EST will pay for temporary housing and provide you with a rental automobile, gas and oil excluded. Additionally, the Company will pay for two round trips for you between Los Angeles and Boston, and one round trip for your wife between Boston and Los Angeles.

7. Other conditions:     Must relocate to and work from the company's
                         location in Newbury Park, CA

8. Employee Benefits:    As a regular employee of the Company, you will be
                         eligible to participate in a number of
                         Company-sponsored benefits, all in accordance with the Company's policies as in effect from time to time. Under the company's current health insurance plan, you will be eligible for company paid health insurance coverage on the first day of the month following 30 days on continuous employment. To avoid any lapse of health insurance coverage, you may choose to continue your current health insurance policy for one more month and the Company will reimburse you for the premiums paid.

9. 401K Plan:            Eligible to enroll in the company's 401K plan,
                         which may be amended from time to time, after one year of employment with enrollment occurring on the first of January or July following the end of that period. Currently, EST contributes 3% of the employee's earnings, subject to statutory limits, to the company's 401K plan.

10. Assignment of Rights, Non-solicitation, confidentiality and non-disclosure
    Agreement:
                         You agree to execute the Assignment of Rights, Non-Solicitation of Employees and Vendors, Confidentiality and Non-Disclosure Agreements as shall be provided to you by the Company.

11. Indemnification:     To the fullest extent permitted by the Company's
                         charter documents and applicable law, the Company agrees to defend and indemnify you and hold you harmless against any liability that you incur within the scope of your employment with the Company. The Company agrees to use commercially reasonable efforts to purchase and maintain adequate Directors' and Officers' liability insurance.

12. Employment Relationship: Your employment with the Company is for no specific period of time. Your employment with the Company is "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement.
                         This is the full and complete agreement between you and the Company on this term.

15. Outside Activities:  While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company, which consent shall not be unreasonably withheld. While you render services to the Company, you also will not assist any person or entity in competing against the Company, in preparing to compete against the Company or in hiring any employees or consultants of the Company.

16. Withholding Taxes:   All forms of compensation referred to in this letter n
                         this agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

17. Entire Agreement:    Except as set forth herein, this letter agreement
                         supersedes and replaces any prior agreements, representations or understandings whether written, oral or implied, between you and the Company.

18. Your continued employment with EST is expressly contingent upon EST receiving, within seven (7) of your first day, the following:

          a. Acceptable results from a background investigation. Any falsification of employment history or educational background will result in withdrawal of the offer and/or termination of employment.
          b. Signed copies of the EST (i) Employee Agreement, (ii) Proprietary Information and Employee Inventions Agreement, and (iii) Employee Acknowledgment (of EST's Human Resources Policies and Procedures) Form, stating, among other things, that you will keep confidential company information throughout and beyond your employment with EST.
          c. Satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act of 1990.

    Failure to execute the documents outlined above will be considered termination for cause.

19 Governing Law: This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California.

20. Counterparts: This Agreement may be in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

21. Waiver of Jury Trial: TO THE FULLEST EXTENT PERMITTED BY LAW, YOU HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR YOUR EMPLOYMENT.

21. Judicial Reference: If any action or proceeding is filed in a court of the State of California by you in connection with any of the transactions contemplated by this Agreement or your employment, the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of the Company, any such issues pertaining to a "provisional remedy" as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court.

We hope that you will find the above terms acceptable. You may indicate your agreement with these terms by signing and dating the enclosed letter agreement and returning it to me. By signing this letter agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

This offer of employment is open until March 30th, 2007 at 5:00PM (Pacific
Time).

Let me close by reaffirming our belief that the skills and background you bring to EST will be instrumental to the future success of the Company. Barry, I look forward to working with you as COO of EST.

Very truly yours,


/s/ Teong C. Lim
----------------------------------
Teong C. Lim
President
Electronic Sensor Technology, Inc.

I have read and accept and agree to the above terms of employment.


/s/ Barry S. Howe
-----------------
Barry S. Howe


Mar 28, 2007
-----------------
Dated